Exhibit 21.1

List of Subsidiaries of Norwegian Cruise Line Holdings Ltd.

Name of Subsidiary	Jurisdiction of Incorporation or Organization

BullFrog AI, Inc	Nevada
BullFrog Management, LLC	Nevada